EXHIBIT 2.4
THIS AGREEMENT CONTAINS REPRESENTATIONS AND WARRANTIES THE PARTIES HERETO MADE TO AND SOLELY FOR THE BENEFIT OF EACH OTHER. THE ASSERTIONS EMBODIED IN THOSE REPRESENTATIONS AND WARRANTIES ARE QUALIFIED BY INFORMATION IN CONFIDENTIAL DISCLOSURE SCHEDULES THAT THE PARTIES HAVE EXCHANGED IN CONNECTION WITH SIGNING THE AGREEMENT. WHILE THE REGISTRANT BELIEVES THAT THE SECURITIES LAWS DO NOT REQUIRE THE INFORMATION CONTAINED IN THE DISCLOSURE SCHEDULES TO BE PUBLICLY DISCLOSED, THE DISCLOSURE SCHEDULES DO CONTAIN INFORMATION THAT MODIFIES, QUALIFIES AND CREATES EXCEPTIONS TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT. ACCORDINGLY, INVESTORS AND SECURITY HOLDERS SHOULD NOT RELY ON THE REPRESENTATIONS AND WARRANTIES AS CHARACTERIZATIONS OF THE ACTUAL STATE OF FACTS. MOREOVER, INFORMATION CONCERNING THE SUBJECT MATTER OF THE REPRESENTATIONS AND WARRANTIES MAY CHANGE AFTER THE DATE OF THE AGREEMENT, WHICH SUBSEQUENT INFORMATION MAY OR MAY NOT BE FULLY REFLECTED IN THE REGISTRANT’S PUBLIC DISCLOSURES.
EXCEPT FOR THE ESCROW AGREEMENT ATTACHED AS EXHIBIT A, THE ATTACHMENTS TO THIS EXHIBIT LISTED IN THE TABLE OF CONTENTS HEREOF ARE NOT FILED HEREWITH, AS PROVIDED IN ITEM 601(b)(2) OF REGULATION S-K PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE REGISTRANT AGREES TO FURNISH SUPPLEMENTALLY A COPY OF ANY SUCH OMITTED ATTACHMENT TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.
Execution Copy
INDEMNIFICATION AGREEMENT
among
ALPHA NATURAL RESOURCES, LLC,
ALPHA NATURAL RESOURCES, INC.,
PREMIUM ENERGY, LLC,
MATE CREEK ENERGY OF W. VA., INC. AND VIRGINIA ENERGY COMPANY,
THE UNITHOLDERS OF POWERS SHOP, LLC,
CERTAIN OF THE UNITHOLDERS OF BUCHANAN ENERGY COMPANY, LLC
and
THE SHAREHOLDERS OF WHITE FLAME ENERGY, INC.,
PREMIUM ENERGY, INC.,
TWIN STAR MINING, INC. AND NICEWONDER CONTRACTING, INC.
Dated as of
September 23, 2005

Table of Contents

ARTICLE I — DEFINITIONS	2

ARTICLE II — ESCROW DEPOSIT	5
2.1 Deposit	6

ARTICLE III — REPRESENTATIONS AND WARRANTIES OF THE NICEWONDER PARTIES	6
3.1 Authorization of Transaction	6
3.2 Noncontravention	6

ARTICLE IV — REPRESENTATIONS AND WARRANTIES OF THE ALPHA PARTIES	6
4.1 Authorization of Transaction	7
4.2 Noncontravention	7

ARTICLE V — REMEDIES FOR BREACHES OF THE PURCHASE AGREEMENT	8
5.1 Survival of Representations, Warranties and Covenants	8
5.2 Indemnification Provisions for Benefit of the Alpha Parties	8
5.3 Indemnification Provisions for Benefit of the Nicewonder Parties	11
5.4 Matters Involving Third Parties	11
5.5 Matters not Involving Third Party Claims	13
5.6 Determination of Adverse Consequences	13
5.7 Other Indemnification Provisions	13
5.8 Claims Against Escrow Amount	13
5.9 Payment of Claims	14

ARTICLE VI — MISCELLANEOUS	14
6.1 Nature of Certain Obligations	14
6.2 Press Releases and Public Announcements	15
6.3 No Third-Party Beneficiaries	15
6.4 Entire Agreement	15
6.5 Succession and Assignment	16
6.6 Counterparts	16
6.7 Headings	16
6.8 Notices	16
6.9 Sellers Representative	18
6.10 Governing Law	18
6.11 Amendments and Waivers	19
6.12 Severability	19
6.13 Expenses	19
6.14 Construction	19
6.15 Incorporation of Exhibits, Annexes, and Schedules	19
6.16 Specific Performance	20
6.17 Arbitration	20
i

EXHIBITS, ANNEXES AND SCHEDULES
Exhibit A            Escrow Agreement

Annex I	—	Exceptions to the Nicewonder Parties Representations and Warranties
Annex II	—	Exceptions to the Alpha Parties Representations and Warranties
ii

INDEMNIFICATION AGREEMENT
          THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made as of September 23, 2005, between (i) Alpha Natural Resources, LLC, a Delaware limited liability company, Alpha Natural Resources, Inc., a Delaware corporation, and Premium Energy, LLC, a Delaware limited liability company, (together, the “Alpha Parties”), and (ii) Mate Creek Energy of W. Va., Inc., a West Virginia corporation (“Mate Creek”), and Virginia Energy Company, a Virginia corporation (“Virginia Energy”), the unitholders of Powers Shop, LLC, a Virginia limited liability company (“Powers Shop”), certain of the unitholders (the “Majority Buchanan Unitholders”) of Buchanan Energy Company, LLC, a Virginia limited liability company, listed on the signature page of this Agreement and the shareholders of each of Premium Energy, Inc., a West Virginia corporation (“Premium Energy”), Twin Star Mining, Inc., a West Virginia corporation (“Twin Star”), Nicewonder Contracting, Inc., a West Virginia corporation, (“Nicewonder Contracting”) and White Flame Energy, Inc., a West Virginia Corporation (“White Flame”). Collectively, Mate Creek, Virginia Energy, the unit holders of Powers Shop, the Majority Buchanan Unitholders, the shareholders of Premium Energy, Twin Star, Nicewonder Contracting and White Flame shall be referred to in this Agreement as the “Nicewonder Parties.” Collectively, the Alpha Parties and the Nicewonder Parties shall be referred to in this Agreement as the “Parties.” Capitalized terms not otherwise defined in this Agreement have the meaning given such terms in Article I.
RECITALS
          WHEREAS, various of the Alpha Parties and various of the Nicewonder Parties are entering into (a) that certain Acquisition Agreement dated as of September 23, 2005 (the “Nicewonder Acquisition Agreement”), (b) that certain Agreement and Plan of Merger dated as of September 23, 2005 (the “PE Merger Agreement”) and (c) that certain Membership Unit Purchase Agreement dated as of September 23, 2005 (the “BE Purchase Agreement”) and together with the Nicewonder Acquisition Agreement and the PE Merger Agreement, collectively, the “Acquisition Agreements”) pursuant to which the Alpha Parties will acquire from the Nicewonder Parties (i) the mining, processing, transportation and sale of coal produced by them in the State of West Virginia and the Commonwealths of Kentucky and Virginia, (ii) the domestic trading of coal, including the purchase and resale of coal produced by others and (iii) activities related to the foregoing conducted by the Nicewonder Parties (collectively, the “Business”);
          WHEREAS, the Alpha Parties and the Nicewonder Parties desire to provide for the terms upon which they will indemnify each other with respect to certain matters relating to the transactions contemplated by the Acquisition Agreements;
          NOW, THEREFORE, the Parties agree as follows:

ARTICLE I
DEFINITIONS
          Unless otherwise expressly provided in this Agreement, the following terms, as used in this Agreement, have the following meanings:
          “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, Decrees, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses but shall not include punitive, exemplary or consequential damages (except to the extent any such damages are included in a third party claim for which an Alpha Indemnitee is entitled to indemnification under this Agreement).
          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person and, in the case of an individual, includes the individual’s immediate family, and the trustees of a trust the beneficiaries of which include any one or more of the foregoing.
          “Alleghany Land Sublease” means that certain Lease dated July 15, 1970 from Island Creek Coal Company to Pine Rock Coals, Inc. subsequently partially assigned to White Flame Energy.
          “Alpha Indemnitees” means, collectively, the Alpha Parties and their respective Affiliates and the officers, directors, and employees of the Alpha Parties and the respective Affiliates.
          “Alpha Parties” has the meaning set forth in the preamble.
          “Alpha Shares” has the meaning set forth in the Recitals to the PE Merger Agreement.
          “Assumed Liabilities” means all of the “Assumed Liabilities” as defined in Article I of each of the Nicewonder Acquisition Agreement.
          “Basket” has the meaning set forth in Section 5.2(c).
          “Business” has the meaning set forth in the recitals.
          “Business Day” means any day other than a Saturday, a Sunday or a United States federal or New York State banking holiday.
          “Cap” has the meaning set forth in Section 5.2(c).
          “Claim for Indemnification” means a written notice by any of the Alpha Parties or the Nicewonder Parties to the other asserting a claim under Article V delivered in accordance with the Escrow Agreement or Section 6.8, as the case may be; provided, however, that such notice shall be sufficient if it provides a general description of the Adverse Consequences that the Indemnified Party

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may suffer, with an estimate of the extent of the dollar amount of Adverse Consequences, but only if such information can reasonably be determined at the time notice is given.
          “Closing” means each “Closing” as defined in Section 2.7 of the Nicewonder Acquisition Agreement and the BE Purchase Agreement and Section 2.1(b) of the PE Merger Agreement.
          “Closing Date” means the date of the Closing.
          “Closing Price” shall mean the Weighted Average Daily Trading Price of Alpha Shares on the principal exchange or automated quotation system on which Alpha Shares are listed during the 20 days on which Alpha Shares are traded prior to the date of the determination in question.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Crown Property” has the meaning set forth in Article I of the Nicewonder Acquisition Agreement.
          “Decree” means any injunction, judgment, order, decree, charge or ruling of any applicable Governmental Authority.
          “Dispute” has the meaning set forth in Section 6.17.
          “Entity” means a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.
          “Environmental or Response Action” has the meaning set forth in Article I of the Nicewonder Acquisition Agreement.
          “Escrow Agent” means JP Morgan Chase Bank, N.A., as escrow agent pursuant to the Escrow Agreement.
          “Escrow Agreement” means the Escrow Agreement, in the form of Exhibit A to this Agreement, to be entered into by the Nicewonder Parties, the Alpha Parties and Escrow Agent at the Closing.
          “Escrow Amount” means that number of Alpha Shares rounded to the nearest whole share equal to the quotient obtained by dividing (x) $50,000,000 by (y) the Closing Price as of the Closing Date.
          “Final Allocation” means each “Final Allocation” as defined in Section 10.13 of the Nicewonder Acquisition Agreement and the BE Purchase Agreement.
          “Final Determination” has the meaning set forth in Section 5.9.

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          “Governmental Authority” means any agency, authority, board, bureau, commission, court, tribunal, department, office or instrumentality of any nature whatsoever or any governmental unit, whether federal, state, county, district, city, other political subdivision, or taxing district, foreign or otherwise, and whether now or hereafter in existence, or any officer or official thereof acting in an official capacity.
          “Indemnified Party” has the meaning set forth in Section 5.4.
          “Indemnifying Party” has the meaning set forth in Section 5.4.
          “Law” means any constitution, statute, code, ordinance, rule or regulation of any applicable Governmental Authority.
          “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
          “Merger” had the meaning set forth in Section 2.1(a) of the PE Merger Agreement.
          “Merger Consideration” has the meaning set forth in Section 2.2(b) of the PE Merger Agreement.
          “Nicewonder Indemnitees” means, collectively, the Nicewonder Parties and their respective Affiliates (which, after the Closing, shall exclude Buchanan Energy Company, LLC, Premium Energy, LLC, Power Shop, Premium Energy, Twin Star, White Flame, and Nicewonder Contracting), and the officers, directors, employees, of the Nicewonder Parties and their respective Affiliates.
          “Nicewonder Parties” has the meaning set forth in the preamble.
          “Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.
          “Person” means an individual or an Entity.
          “Proceeding” means any action, litigation, suit, claim, dispute, demand, investigation, review, hearing, charge, complaint or other judicial or administrative proceeding, at law or in equity, before or by any Governmental Authority or arbitration or other dispute resolution proceeding.
          “Retained Assets” means each and all of the “Retained Assets” as defined in Article I of each of the Acquisition Agreements.

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          “Retained Debt” means each and all of the “Retained Debt” as defined in Article I of each of the Acquisition Agreements.
          “Retained Liabilities” means each and all of the “Retained Liabilities” as defined in Article I of each of the Acquisition Agreements.
          “Sellers Representative” means David Lester.
          “Share Consideration” has the meaning set forth in Section 2.2(b) of the PE Merger Agreement.
          “Straddle Period” means a Tax period or year commencing before and ending after the Closing Date.
          “Straddle Return” means a Tax Return for a Straddle Period.
          “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
          “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any required tax shelter disclosures and reporting, any schedule or attachment thereto, and any amendment thereof.
          “Third Party Claim” means any Proceeding by or before any Governmental Authority or any arbitration or other alternative dispute resolution proceeding made or brought by any Person who is not a Party or an Affiliate of a Party.
          “Weighted Average Daily Trading Price” for a stated number of trading days shall mean the product of (x) the average of the high and low sales prices for each of such days times (y) the number of shares traded on each such day, all as would be reported in the official compilation of trading information on the principal exchange or automated quotation system on which Alpha Shares are listed, divided by (z) the total number of shares traded during all such days, as reported in the official compilation of trading information on the principal exchange or automated quotation system on which Alpha Shares are listed.
          “White Flame IP” means the Department of the Army Permit under the provisions of Section 404 of the Clean Water Act in Public Notice No. 200001274-2 related to Surface Mine No. 10 and associated Amendment No. 1.
ARTICLE II
ESCROW DESPOSIT

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     2.1 Deposit. Upon the terms and subject to the conditions of this Agreement, the Nicewonder Parties agree that, pursuant to Section 2.3(a)(v) of the PE Merger Agreement, at the direction of the Nicewonder Parties, Alpha Natural Resources, Inc. shall deposit the Escrow Amount, when issued, into escrow at the Closing to be held by the Escrow Agent on the terms and subject to the conditions of the Escrow Agreement. Each of the Nicewonder Parties who are “Shareholders” as defined in the PE Merger Agreement waive any right to or claim against the Share Consideration except for the right to receive such Share Consideration pursuant to the operation of the Escrow Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE NICEWONDER PARTIES
     Each of the Nicewonder Parties represents and warrants to the Alpha Parties that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III) with respect to itself, except as set forth in Annex I attached hereto.
     3.1 Authorization of Transaction. Such Nicewonder Party has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed by such Nicewonder Party and constitutes the valid and legally binding obligation of such Nicewonder Party, as the case may be, enforceable against it in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditor’s rights generally and general principals of equity. Such Nicewonder Party, as the case may be, need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.
     3.2 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any Law, Decree, or other restriction of any Governmental Authority to which such Nicewonder Party is subject or, if such Nicewonder Party is an Entity, any provision of its Organizational Documents or (b) conflict with, result in a material breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Nicewonder Party, as the case may be, is a party or by which it is bound or to which any of its assets are subject.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE ALPHA PARTIES
     Each of the Alpha Parties represents and warrants to the Nicewonder Parties that the

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statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV) with respect to itself, except as set forth in Annex II attached hereto.
     4.1 Authorization of Transaction. Such Alpha Party has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed by such Alpha Party and constitutes the valid and legally binding obligation of such Alpha Party, enforceable against it in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditor’s rights generally and general principals of equity. Such Alpha Party need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.
     4.2 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any Law, Decree, or other restriction of any Government Authority to which such Alpha Party is subject or any provision of its Organizational Documents or (b) conflict with, result in a material breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Alpha Party is a party or by which it is bound or to which any of its assets is subject.

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ARTICLE V
REMEDIES FOR BREACHES OF THE ACQUISITION AGREEMENTS
     5.1 Survival of Representations, Warranties and Covenants. All of the representations and warranties of any of the Nicewonder Parties contained in Article V in each of the Acquisition Agreements and in any certificate delivered at any Closing by any of them or by Sellers Representative on their individual or collective behalf, shall survive such Closing (except for misrepresentations or breaches of warranty which are disclosed pursuant to Section 6.6 of each of the Acquisition Agreements) and continue in full force and effect for a period of two years thereafter; provided, however, that: (a) the representations and warranties of the relevant Nicewonder Parties contained in Sections 5.13 and 5.24 in each of the Acquisition Agreements shall survive the Closing (even if the Alpha Parties to whom the representations and warranties were made knew or had reason to know of the misrepresentation or breach of warranty at the time of the relevant Closing) and continue in full force and effect until sixty (60) days after the expiration of the applicable statute of limitations; and (b) the other representations and warranties of the Parties contained in the Acquisition Agreements and this Agreement (including the representations and warranties of the Parties contained in Articles III and IV of each of such Agreements) shall survive the respective Closings (even if the damaged Person to whom the representations and warranties were made knew or had reason to know of the misrepresentation or breach of warranty at the time of the relevant Closing) and continue in full force and effect for a period of ten years thereafter. Except as otherwise provided in the Acquisition Agreements, all covenants contained in the Acquisition Agreements to be performed before the relevant Closing shall not survive the Closing (unless not performed) and all covenants contained in this Agreement and each of the Acquisition Agreements to be performed at or after the relevant Closing (including without limitation the covenants contained in this Article V) shall survive such Closing for a period of ten years.
     5.2 Indemnification Provisions for Benefit of the Alpha Parties.
          (a) In the event any of the Nicewonder Parties breaches (or in the event any third party alleges facts that, if true, would mean any of Nicewonder Parties has breached) any of their representations, warranties, or covenants contained in this Agreement or any of the Acquisition Agreements, and, if there is then in effect an applicable survival period pursuant to Section 5.1 above (provided that the Alpha Parties makes a written claim for indemnification against any of the Nicewonder Parties pursuant to Section 6.8 or as provided in the notice provisions of the Escrow Agreement, as applicable, within such survival period), then, subject to the limitations of Section 5.2(c), the Nicewonder Parties agree to indemnify the Alpha Indemnitees from and against the entirety of any Adverse Consequences any of them may suffer through and after the date of the Claim for Indemnification (including any Adverse Consequences any of them may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by, the breach (or the alleged breach). Notwithstanding the preceding sentence, Adverse Consequences that individually total less than $100,000 shall be excluded in their entirety and the Nicewonder Parties shall have no Liability under this Section 5.2(a) to the Alpha Indemnitees for such Adverse Consequences; provided that for purposes of this sentence, the Adverse Consequences from any events or actions resulting from the same or substantially similar occurrences shall be aggregated.

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          (b) Without regard to the limitations of Section 5.2(c), the Nicewonder Parties agree to indemnify the Alpha Indemnitees from and against the entirety of any Adverse Consequences any of them may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability in respect of (i) any failure by any of the Nicewonder Parties to either assume, or satisfy any of the Liabilities associated with, the Retained Assets, Retained Liabilities or Retained Debt, (ii) the inability to assign or otherwise transfer any “Acquired Interests” (as defined in the Nicewonder Acquisition Agreement) to the designated Alpha Party as discussed in Section 2.5 of the Nicewonder Acquisition Agreement, the inability to assign or otherwise transfer any “Units” (as defined in the BE Purchase Agreement) to Premium Energy, LLC as discussed in Section 2.5 of the BE Purchase Agreement, the failure to vest in Premium Energy, LLC as a result of the Merger of any of the rights, privileges, powers and franchises or the restrictions, disabilities and duties of Premium Energy as discussed in Section 2.6 of PE Merger Agreement, or the inability to satisfy and discharge all intercompany transactions or arrangements (as contemplated in Section 2.6 of the Nicewonder Acquisition Agreement and the BE Purchase Agreement and Section 2.7 of the PE Merger Agreement), (iii) any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by and of the Acquisition Agreements for which any Alpha Party or their respective Affiliates (which after Closing shall include Buchanan Energy Company, LLC, Power Shop, Premium Energy, Twin Star, and Nicewonder Contracting) could become liable or obligated, (iv) the Nicewonder Parties’ obligations to pay any Taxes due with respect to “Pre-Closing Tax Returns” (as defined in Section 10.2 of each of the Nicewonder Acquisition Agreement, BE Purchase Agreement and the PE Merger Agreement) and Straddle Returns pursuant to Article X of each of the Nicewonder Acquisition Agreement, BE Purchase Agreement and the PE Merger Agreement, (v) fraud, intentional misrepresentation or similar cause of action, (vi) subject to Section 5.2(d), the disposition of that certain legal action styled The Affiliated Construction Trades Foundation v. West Virginia Department of Transportation and Nicewonder Contracting Inc., (SDWV CA No. 2:04-1344), (vii) the acquisition by White Flame of the Crown Property (which for the avoidance of doubt shall include the acquisition cost of the Crown Property and the Adverse Consequences of owning and leasing the Crown Property (which shall include but not be limited to Environmental or Response Actions)); and (viii) White Flame’s failure to receive as of the Closing Date the consent of the lessor under the Alleghany Land Sublease to the transactions contemplated by the Nicewonder Acquisition Agreement at no additional cost or expense to the Alpha Parties.
          (c) The Nicewonder Parties’ aggregate liability under the indemnification provisions of Section 5.2(a) shall not exceed the value of the Alpha Shares held by the Escrow Agent as determined by this Section 5.2(c) (the “Cap”); provided, however, that (i) there shall be no Cap on indemnification for the Adverse Consequences Alpha Indemnitees may suffer resulting from, arising out of, or relating to, the breach or alleged breach of the representations contained in Article III of this Agreement and each of the Acquisition Agreements, Section 5.13 of each of the Acquisition Agreements or the covenants contained in Article X in each of the Nicewonder Acquisition Agreement, the BE Purchase Agreement and the PE Merger Agreement, and no such Adverse Consequences shall be taken into account to determine whether the Cap has been exceeded with respect to Claims for Indemnification not referred to in this clause (i), and (ii) the amount of the Cap shall not exceed $75,000,000 at the time of any Final Determination (which shall be determined by multiplying the number of Alpha Shares held by the Escrow Agent pursuant to the Escrow Agreement by the Closing Price). Notwithstanding clause (ii) of the foregoing proviso, the Nicewonder Parties’ aggregate liability under the indemnification provisions of Section 5.2(a) shall

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not exceed $75,000,000. The Nicewonder Parties shall not have any obligation to indemnify Alpha Indemnitees pursuant to Section 5.2(a) until Alpha Indemnitees have suffered Adverse Consequences in excess of an aggregate threshold of $3,000,000 (the “Basket”), at which point the Nicewonder Parties will be obligated to indemnify Alpha Indemnitees from and against all such Adverse Consequences relating back to the first dollar; provided, however, that (A) the Basket shall not apply to indemnification for the Adverse Consequences Alpha Indemnitees may suffer resulting from, arising out of, or relating to, the breach or alleged breach of the representations contained in Article III of this Agreement and each of the Acquisition Agreements, Section 5.13 of each of the Acquisition Agreements or the covenants contained in Article X in each of the Nicewonder Acquisition Agreement, the BE Purchase Agreement and the PE Merger Agreement and (B) the amounts excluded from the Nicewonder Parties’ indemnification obligation by the final sentence of Section 5.2(a) shall be counted in full for purposes of determining whether the Alpha Indemnitees have suffered Adverse Consequences in excess of the Basket only if such amounts individually exceed $5,000.00 provided that for purposes of this sentence, the Adverse Consequences from any events or actions resulting from the same or substantially similar occurrences shall be aggregated. The Nicewonder Parties’ liability under the indemnification provisions of Section 5.2(b) shall be unlimited and not subject to the Cap or the Basket, and no such Adverse Consequences shall be taken into account to determine whether the Cap has been exceeded with respect to Claims for Indemnification not referred to in this sentence. The Alpha Parties may make Claims for Indemnification against the Escrow Amount for any Adverse Consequences under the indemnification provisions of Section 5.2(b), in the Alpha Parties discretion, provided however, that the Alpha Parties right to make such Claims for Indemnification under the indemnification provisions of Section 5.2(b) shall not be limited to the Escrow Amount. Notwithstanding any other provision of this Agreement, the Escrow Amount shall be the sole and exclusive consideration available to the Alpha Parties with respect to any Claim for Indemnification made after the Closing arising pursuant to Section 5.2(a), and after distribution to the Alpha Parties of the entire Escrow Amount, the Nicewonder Parties will have no obligation to further indemnify the Alpha Parties from and against such Adverse Consequences arising pursuant to Section 5.2(a), provided, however, that between the second anniversary of the Closing and the expiration of the applicable survival period, the Alpha Parties may make a Claim for Indemnification against the Nicewonder Parties pursuant to Section 5.2(a) for the breach of any representation, warranty or covenant of the Nicewonder Parties contained in the Acquisition Agreements or this Agreement that survives longer than two years after the Closing, and the Escrow Amount shall not be the sole and exclusive consideration available to the Alpha Parties for any such Claim for Indemnification during such period.
          (d) Notwithstanding Section 5.2(b) to the contrary, the Adverse Consequences to the Alpha Parties for which the Nicewonder Parties are obligated to indemnify the Alpha Parties pursuant to Section 5.2(b)(vi) shall be decreased by (i) the net revenues of Nicewonder Contracting from all sales of coal from and after the Closing of the Nicewonder Acquisition Agreement to the tenth Business Day preceding the date of the Final Determination, (ii) the value of the reserves in place to be purchased from Logan Coal & Timber Association, the value of the surface property held by Nicewonder Contracting, and the value of the mining equipment owned by Nicewonder Contracting, in each such case as determined by a mutually acceptable independent third party. In order to effect clause (i) of the foregoing, from and after the Closing Date until the date of the resolution of such litigation, the Alpha Parties agree to maintain the books and records of Nicewonder Contracting in a manner that will facilitate the foregoing computation.

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          (e) Notwithstanding Section 5.2(b) to the contrary, the Adverse Consequences to the Alpha Parties for which the Nicewonder Parties are obligated to indemnify the Alpha Parties pursuant to Section 5.2(b)(vii) shall be limited to $.50 of every dollar arising out of the acquisition by White Flame of the Crown Property (which for the avoidance of doubt shall include the acquisition cost of the Crown Property and the Adverse Consequences of owning and leasing the Crown Property (which shall include but not be limited to Environmental or Response Actions, if any)).
     5.3 Indemnification Provisions for Benefit of the Nicewonder Parties. In the event any of the Alpha Parties breaches (or in the event any third party alleges facts that, if true, would mean the Alpha Parties has breached) any of its representations, warranties, or covenants contained in this Agreement or any of the Acquisition Agreements, and, if there is then in effect an applicable survival period pursuant to Section 5.1 above (provided that any Nicewonder Party makes a written claim for indemnification against the Alpha Parties pursuant to Section 6.8 within such survival period), then Alpha Natural Resources, LLC agrees to indemnify Nicewonder Indemnitees from and against the entirety of any Adverse Consequences any of them may suffer through and after the date of the claim for indemnification (including any Adverse Consequences such Nicewonder Party may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that the Alpha Parties’ liability under the indemnification provisions of this Section 5.3 shall not exceed the Cap; provided, however, that there shall be no Cap on indemnification for the Adverse Consequences Nicewonder Indemnitees may suffer resulting from, arising out of, or relating to, (x) the breach or alleged breach of the representations contained in Article IV of this Agreement or any of the Acquisition Agreements or the covenants contained in Article X of the Nicewonder Acquisition Agreement, the BE Purchase Agreement or the PE Merger Agreement, and (y) any failure by the Alpha Parties to either assume or satisfy any of the Liabilities associated with, the Assumed Liabilities (if not otherwise indemnifiable by the Nicewonder Parties under this Article V), and no such Adverse Consequences shall be taken into account to determine whether the Cap has been exceeded with respect to Claims for Indemnification not referred to in this proviso. The Alpha Parties shall not have any obligation to indemnify Nicewonder Indemnitees pursuant to Section 5.3 until Nicewonder Indemnitees have suffered Adverse Consequences in excess of the Basket, at which point Alpha Natural Resources, LLC will be obligated to indemnify Nicewonder Indemnitees from and against all such Adverse Consequences relating back to the first dollar; provided, however, that the Basket shall not apply to indemnification for the Adverse Consequences Nicewonder Indemnitees may suffer resulting from, arising out of, or relating to, (x) the breach or alleged breach of the representations contained in Article IV of this Agreement or any of the Acquisition Agreements or the covenants contained in Article X of the Nicewonder Acquisition Agreement, the BE Purchase Agreement or the PE Merger Agreement, and (y) any failure by the Alpha Parties to either assume or satisfy any of the Liabilities associated with, the Assumed Liabilities (if not otherwise indemnifiable by the Nicewonder Parties under this Article V).
     5.4 Matters Involving Third Party Claims.
          (a) If any third party shall notify any Party (the “Indemnified Party”) with respect to a Third Party Claim which may give rise to a claim for indemnification against any other Party

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(the “Indemnifying Party”) under this Article V, then the Indemnified Party shall promptly provide a Claim for Indemnification to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.
          (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 Business Days after the Indemnified Party has made a Claim for Indemnification that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief and, in respect of Third Party Claims in which the Alpha Parties or its Affiliates is the Indemnified Party, in the Alpha Parties’ reasonable judgment could not result in money damages in excess of any remaining Escrow Amount, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently; provided, however, that the Indemnifying Party shall have the right to participate in the defense of an action that involves both claimed money damages and injunctive or other equitable relief to the extent, but only to the extent, of the claim for money damages. Failure to timely respond shall constitute a final and binding acceptance of the Claim for Indemnification by the Indemnifying Party, and the Claim for Indemnification shall be paid in accordance with Section 5.8.
          (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 5.4(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).
          (d) In the event any of the conditions in Section 5.4(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising

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out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article V.
     5.5 Matters not Involving Third Party Claims. The Alpha Indemnitees or the Nicewonder Indemnitees may make a claim for any matter that does not involve a Third Party Claim in any amount to which they may be entitled under this Article V by providing a Claim for Indemnification against the other promptly after such Indemnified Party has notice of any Adverse Consequence which may give rise to a Claim for Indemnification; provided, however, that no delay on the part of the Alpha Indemnitees or Nicewonder Indemnitees in notifying the other shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually prejudiced by such delay. The Indemnifying Party shall have 30 Business Days to object to the Claim for Indemnification by delivery of a written notice of such objection to the Indemnified Party specifying in reasonable detail the basis for such objection. Failure to timely respond shall constitute a final and binding acceptance of the Claim for Indemnification by the Indemnifying Party, and the Claim for Indemnification shall be paid in accordance with Section 5.8. If an objection is timely interposed by the Indemnifying Party, then the Indemnified Party and the Indemnifying Party shall negotiate in good faith for a period of 20 Business Days from the date the Indemnified Party receives such objection prior to commencing any Proceeding with respect to such Claim for Indemnification.
     5.6 Determination of Adverse Consequences. All indemnification payments under this Article V shall be deemed adjustments to the aggregate of the “Purchase Price” under the Nicewonder Acquisition Agreement and the BE Purchase Agreement plus the “Merger Consideration” under the PE Merger Agreement (each as defined therein), allocated in a manner consistent with the Final Allocation.
     5.7 Other Indemnification Provisions. Each Nicewonder Party hereby agrees that he, she or it will not make any Claim for Indemnification against any of the Acquired Interests by reason of the fact that he, she or it was a director, officer, employee, or agent of any Subject Company or was serving at the request of any Subject Company as a partner, trustee, director, officer, employee, or agent of another Entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any Law, charter document, bylaw, agreement, or otherwise) with respect to any Proceeding brought by the Alpha Parties against such Nicewonder Party (whether such Proceeding is pursuant to this Agreement, applicable Law, or otherwise). Nothing in this Section 5.7 shall limit the right of recovery by a Nicewonder Party against an insurance carrier of any Entity other than a Subject Company.
     5.8 Claims Against Escrow Amount. Subject to this Article V, any Claim for Indemnification by the Alpha Parties against the Nicewonder Parties pursuant to Section 5.2(a) shall be made solely with respect to the Escrow Amount (except as otherwise provided by the last sentence of Section 5.2(c)), and any Claim for Indemnification by the Alpha Parties against the Nicewonder Parties pursuant to Section 5.2(b) may, in the Alpha Parties’ discretion, be made with respect to the Escrow Amount, and in any case may be made at any time within the applicable survival period. Upon any Final Determination of a Claim for Indemnification against the Nicewonder Parties, the Nicewonder Parties shall have the option, for a period of 10 Business Days

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following such Final Determination, to pay the full amount of such Claim for Indemnification in cash to the Alpha Parties. If the Nicewonder Parties have not paid such Claim for Indemnification in cash within such period, then the Nicewonder Parties and the Alpha Parties shall provide joint written instructions to the Escrow Agent to pay to Alpha Natural Resources, Inc. the amount of such Claim for Indemnification as determined by such Final Determination by returning to Alpha Natural Resources, Inc. a whole number of Alpha Shares (rounded up or down to the nearest whole Alpha Share), which when multiplied by the Closing Price as of the date of the Final Determination, equals the amount of such Claim for Indemnification as determined by such Final Determination. If there are no pending claims after the second anniversary of the Closing, the remaining balance of the Escrow Amount will be disbursed by the Escrow Agent (pursuant to joint written instructions by the Nicewonder Parties and the Alpha Parties) to the Nicewonder Parties in accordance with the Escrow Agreement; provided, however, that in the event that there are any pending Claims for Indemnification after the second anniversary of the Closing: (i) there shall be retained in escrow a whole number of Alpha Shares (rounded up or down to the nearest whole Alpha Share), which when multiplied by the Closing Price as of such date, equals the amount of such pending Claims for Indemnification; (ii) the remaining balance of the Escrow Amount after such retention will be so disbursed by Escrow Agent (pursuant to joint written instructions by the Nicewonder Parties and the Alpha Parties) to the Nicewonder Parties in accordance with the Escrow Agreement; and (iii) as each such Claim for Indemnification is resolved by a Final Determination, any amount retained with respect thereto that remains in escrow after such resolution will be disbursed by Escrow Agent (pursuant to joint written instructions by the Nicewonder Parties and the Alpha Parties) to the Nicewonder Parties in accordance with the Escrow Agreement.
     5.9 Payment of Claims. Upon Final Determination of the amount of a Claim for Indemnification, the Indemnifying Party (or the Escrow Agent, if applicable) shall pay the amount of such claim within 10 Business Days of the date of such Final Determination. A “Final Determination” of a claim shall be (i) a judgment of any court determining the validity of a disputed claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed (it being understood that the Indemnified Party shall have no obligation to appeal); or (ii) an award of any arbitrator or arbitration panel determining the validity of such disputed claim, if there is not pending any motion to set aside such award or if the time within which to move to set such award aside has elapsed; or (iii) a written termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys; or (iv) a written acknowledgment of the Indemnifying Party that it no longer disputes the validity of such claim; or (v) the date on which an Indemnifying Party fails to respond to a Claim for Indemnification as specified in Section 5.4(b) or Section 5.5; or (vi) such other evidence of final determination of a disputed claim as shall be reasonably acceptable to the Parties.
ARTICLE VI
MISCELLANEOUS
     6.1 Nature of Certain Obligations.
          (a) The representations and warranties of each Nicewonder Party in Article III and of each Alpha Party in Article IV are several. This means that the particular Nicewonder Party or

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Alpha Party making the representation or warranty will be solely responsible to the extent provided in Article V above for any Adverse Consequences the Alpha Parties or the Nicewonder Parties, respectively, may suffer as a result of any breach thereof.
          (b) Except as provided in Section 6.1(c), the remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that with respect to any such representations, warranties and covenants of the Nicewonder Parties or the Alpha Parties, each Nicewonder Party or Alpha Party will be responsible to the extent provided in Article V above for the entirety of any Adverse Consequences the Alpha Parties or the Nicewonder Parties, respectively, may suffer as a result of any breach thereof.
          (c) (i) As to Claims for Indemnification arising in respect of the BE Purchase Agreement, (A) each of the Majority Buchanan Unitholders (to the exclusion of the other Nicewonder Parties) will be responsible to the extent provided in Article V above for the entirety of any Adverse Consequences the Alpha Parties may suffer and (B) each of the Alpha Parties will be responsible to the extent provided in Article V above for the entirety of any Adverse Consequences the Majority Buchanan Unitholders (to the exclusion of the other Nicewonder Parties) may suffer.
               (ii) As to Claims for Indemnification arising in respect of the Acquisition Agreements other than the BE Purchase Agreement, (A) each of the Nicewonder Parties other than the Majority Buchanan Unitholders will be responsible to the extent provided in Article V above for the entirety of any Adverse Consequences the Alpha Parties may suffer and (B) each of the Alpha Parties will be responsible to the extent provided in Article V above for the entirety of any Adverse Consequences the Nicewonder Parties other than Majority Buchanan Unitholders may suffer.
     6.2 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement or the existence of the subject matter of this Agreement prior to the Closing without the prior written approval of Alpha Natural Resources, Inc. and Sellers Representative; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law, agreements related to such Party’s indebtedness or requirements of the New York Stock Exchange or any other exchange on which such Party’s securities may be traded (in which case the disclosing Party will make only such disclosures that are so required, will not disclose to any Persons other than as so required and will use its commercially reasonable efforts to advise the other Parties prior to making the disclosure).
     6.3 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Alpha Indemnitees, the Nicewonder Indemnitees and their respective successors and permitted assigns.
     6.4 Entire Agreement. This Agreement (including the Escrow Agreement and the other documents referred to in this Agreement), the Confidentiality Agreement dated July 6, 2004 by and between Alpha and Affiliates of the Nicewonder Parties, and the supplement thereto dated April 18, 2005, and any other agreement entered into contemporaneously with this Agreement among the Alpha Parties, the Nicewonder Parties or the Affiliates of any of them, constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the

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subject matter of this Agreement.
     6.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named in this Agreement and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written consent of the Alpha Parties and Sellers Representative; provided, however, that the Alpha Parties may (i) assign any or all of its rights and interests hereunder to one or more of their Affiliates, (ii) assign, pledge or mortgage all of its rights and interests under this Agreement to any provider of financing, and any trustee or agent acting on their behalf, as security for the Alpha Parties’ or their Affiliates’ obligations under all documents and instruments evidencing, guaranteeing or executed by them in connection with any such financing and (iii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Alpha Parties nonetheless shall remain responsible for the performance of all of its obligations hereunder). A material change in the ownership of (a) Alpha Natural Resources, Inc. (other than as the result of trading of its common stock on the New York Stock Exchange, Inc. or an underwritten offering of its common stock) or (b) an Alpha Parties Affiliate designated to perform the Alpha Parties’ obligations hereunder or hold any portion of the Business (other than the transfer to a direct or indirect wholly owned Subsidiary of the Alpha Parties) shall be deemed an assignment for purposes of this Agreement.
     6.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     6.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     6.8 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given when (i) delivered by hand (with written confirmation of receipt) or by facsimile transmission (with confirmation received by the sender), (ii) five Business Days after sent by registered or certified mail, return receipt requested, postage prepaid, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below:
If to the Nicewonder Parties or Sellers Representative:
Don Nicewonder
148 Bristol East Road
Bristol, VA 24201
Attention: Don Nicewonder
Facsimile: (276) 466-6139
With a copy to:
David Lester

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148 Bristol East Road
Bristol, VA 24201
Attention: David Lester
Facsimile: (276) 466-6139
With a copy to:
F.D. Robertson
103 Walnut Street
Grundy, Virginia 24614
Attention: F.D. Robertson
Facsimilie: (276) 935-7576
With a copy to:
Jones & Associates
P.O. Box 1989
Charleston, West Virginia 25327
Attention: E. Forrest Jones, Jr., Esq.
Facsimile No.: (304) 345-2456
If to the Alpha Parties:
Alpha Natural Resources, LLC
406 West Main Street
Abingdon, Virginia 24210
Attention: Kevin S. Crutchfield
Facsimile: (276) 628-2951
With copies to:
Alpha Natural Resources, LLC
406 West Main Street
Abingdon, Virginia 24210
Attention: Vaughn R. Groves, Esq.
Facsimile: (276) 628-2951
Bartlit Beck Herman Palenchar & Scott LLP
1899 Wynkoop Street, Suite 800
Denver, Colorado 80202
Attention: James L. Palenchar, Esq.
Facsimile: (303) 592-3140
Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail),

17

but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Agreement.
     6.9 Sellers Representative. Each Nicewonder Party constitutes and appoints David Lester as his true and lawful attorney-in-fact to act for and on behalf of such Nicewonder Party in all matters relating to or arising out of this Agreement, including specifically, but without limitation, receiving all demands and notices on or with respect to the Nicewonder Parties under this Agreement, taking any action or refraining from taking any action as he may deem appropriate and executing and delivering all instruments and documents of every kind incident to or otherwise relating to this Agreement, such Nicewonder Party agreeing to be fully bound by the acts, decisions and agreements of Sellers Representative taken and done pursuant to the authority granted in this Agreement and the Nicewonder Parties hereby confirm all that Sellers Representative shall do or cause to be done by virtue of his appointment as Sellers Representative. Each Nicewonder Party hereby agrees to indemnify and to save and hold harmless Sellers Representative from any Liability incurred by Sellers Representative based upon or arising out of any act, whether of omission or commission, of Sellers Representative pursuant to the authority granted in this Agreement, other than acts, whether of omission or commission, of Sellers Representative that constitute gross negligence or willful misconduct in the exercise by Sellers Representative of the authority granted in this Agreement. Sellers Representative, or any successor hereafter appointed, may resign and shall be discharged of his duties hereunder upon the appointment of a successor Sellers Representative, as hereinafter provided. In case of such resignation, or in the event of the death or inability to act of Sellers Representative, a successor shall be named from among the Nicewonder Parties by a majority of the Nicewonder Parties. Each such successor Sellers Representative shall have all the power, authority, rights and privileges hereby conferred upon the original Sellers Representative, and the term “Sellers Representative” as used in this Agreement shall be deemed to include such successor Sellers Representative. The appointment of Sellers Representative shall be deemed coupled with an interest and shall be irrevocable, and the Alpha Parties and any other Person may conclusively and absolutely rely, without inquiry, upon any action of Sellers Representative in all matters referred to in this Agreement. All notices required to be made or delivered by the Alpha Parties to the Nicewonder Parties shall be made to Sellers Representative for the benefit of the Nicewonder Parties and shall discharge in full all notice requirements of the Alpha Parties to the Nicewonder Parties with respect thereto. Each Nicewonder Party agrees that (a) Sellers Representative shall be adequately compensated for all services performed after the closing on a reasonable basis considering said Sellers Representative’s professional education and experience, (b) that each Nicewonder Party shall pay its proportionate share of the compensation to Sellers Representative approved by a majority of the Nicewonder Parties and (c) none of the Alpha Parties, its Affiliates or any of the Subject Companies shall have any responsibility therefor.
     6.10 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the Commonwealth of

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Virginia.
     6.11 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in a writing referring to this Agreement signed by the Alpha Parties and the Sellers Representative. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     6.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     6.13 Expenses. Except as otherwise provided in this Agreement, each of the Parties will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement.
     6.14 Construction. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. All accounting terms used in this Agreement shall have the meanings given to them in accordance with GAAP. The singular shall mean the plural, the plural shall mean the singular, and the use of any gender shall include all genders; and all references to any particular party defined in this Agreement shall be deemed to refer to each and every Person defined in this Agreement as such party individually, and to all of them, collectively, jointly and severally, as though each were named wherever the applicable defined term is used. All references to “Section” shall be deemed to refer to the provisions of this Agreement unless otherwise expressly provided. All references to time shall mean Eastern Standard Time or Eastern Daylight Time, as then in effect. The words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular section, subsection, clause or other subdivision of this Agreement, unless the context otherwise requires. The Parties intend that each representation, warranty, and covenant contained in this Agreement shall have independent significance. If any Party has breached any representation, warranty, or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
     6.15 Incorporation of Exhibits, Annexes, and Schedules. The Exhibits and Annexes identified in this Agreement are incorporated into this Agreement by reference and made a part of this Agreement.

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     6.16 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.
     6.17 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement (a “Dispute”) shall be settled by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) except as otherwise provided in this Section 6.17. Any such Dispute shall be arbitrated on an individual basis, and shall not be consolidated in any arbitration with any dispute, claim or controversy of any other party. The arbitration shall be conducted in Abingdon, Virginia, and any court having jurisdiction thereof may immediately issue judgment on the arbitration award. All costs of the Dispute resolution process contemplated by this Section 6.17 (including, without limitation, the fees arbitrator, but exclusive of attorneys’ fees) shall be borne by the Party who is the least successful in such process, which shall be determined by comparing (x) the position asserted by each Party on all disputed matters taken together to (y) the final decision of the arbitrator on all disputed matters taken together. The Parties agree that the arbitration provided for in this Section 6.17 shall be the exclusive means to resolve all Disputes.
* * * * *

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          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

THE ALPHA PARTIES:

Alpha Natural Resources, LLC

By: /s/ Kevin S. Crutchfield
Name: Kevin S. Crutchfield Title: Executive Vice President

Alpha Natural Resources, Inc.

By: /s/ Kevin S. Crutchfield
Name: Kevin S. Crutchfield Title: Executive Vice President

Premium Energy, LLC

By: /s/ Kevin S. Crutchfield
Name: Kevin S. Crutchfield Title: President

THE NICEWONDER PARTIES:

Mate Creek Energy of W. Va., Inc.

By: /s/ Kenneth Donald “Don” Nicewonder
Name: Kenneth Donald “Don” Nicewonder Title: Vice President

Virginia Energy Company

By: /s/ Kenneth Donald “Don” Nicewonder
Name: Kenneth Donald “Don” Nicewonder Title: President

/s/ Kenneth Donald “Don” Nicewonder Kenneth Donald “Don” Nicewonder

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/s/ Kenneth R. Nicewonder
Kenneth R. Nicewonder

/s/ John Kevin Nicewonder John Kevin Nicewonder

/s/ Kim Nicewonder Johnson Kim Nicewonder Johnson

/s/ David Lester
David Lester

/s/ David Fletcher David Fletcher

The Majority Buchanan Unitholders:

/s/ Paul Chaney
Paul Chaney

/s/ E.H. Lester
E.H. Lester

E. H. Lester Charitable Income Trust II

By: /s/ Edsel H. Lester Name: Edsel H. Lester
Title: Attorney-in-Fact under power of attorney dated February 4, 1998, for Paige G. Lester, Trustee

Tri-Cities Investments, a Virginia general partnership By: Tri-Cities Investments, Inc., its general partner

By: /s/ David Lester
Name: David Lester

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Title: President

/s/ F.D. Robertson
F.D. Robertson

/s/ J.D. Nicewonder
J.D. Nicewonder

23

EXHIBIT A
ESCROW AGREEMENT
among
ALPHA NATURAL RESOURCES, LLC,
ALPHA NATURAL RESOURCES, INC.,
PREMIUM ENERGY, LLC
MATE CREEK ENERGY OF W. VA., INC. AND VIRGINIA ENERGY COMPANY,
THE UNITHOLDERS OF POWERS SHOP, LLC,
CERTAIN OF THE UNITHOLDERS OF BUCHANAN ENERGY COMPANY, LLC
THE SHAREHOLDERS OF WHITE FLAME ENERGY, INC.,
PREMIUM ENERGY, INC.,
TWIN STAR MINING, INC. AND NICEWONDER CONTRACTING, INC.
and
JP MORGAN CHASE BANK, N.A., as Escrow Agent
Dated as of
_________________, 2005

Table of Contents

§1.	Appointment of Escrow Agent	3
§2.	Deposit	3
§3.	Investment of the Escrow Amount	3
§4.	Deposits and Disbursements	4
	(a) Claims for Indemnification	4
	(b) Amendments	5
	(c) Notices	5
	(d) Blank Stock Powers; Transfer Agent	6
	(e) Disbursements to the Nicewonder Partie	6
	(f) Confirmation	6
	(g) Substitution	6
§5.	Automatic Release	7
	(a) Scheduled Release	7
	(b) Pending Disputes	8
	(c) Termination	8
§6.	Termination of Escrow	8
§7.	Account Opening Information/Tax Matters	9
	(a) Account Opening	9
	(b) Withholding	9
	(c) Responsibility	9
	(d) Taxable Distributions	9
§8.	Scope of Undertaking.	10
§9.	Reliance; Liability	10
§10.	Indemnification	11
§11.	Compensation and Reimbursement of Expenses	11
§12.	Wire Transfers	11
§13.	Consultation with Legal Counsel	12
§14.	Resignation; Removal	12
	(a) Resignation	12
	(b) Removal	12
§15.	General	13
	(a) Entire Agreement	13
	(b) Succession and Assignment	13
	(c) Counterparts	13
	(d) Headings	13
	(e) Notices	13
	(f) Governing Law	15
	(g) Arbitration	15
	(h) Amendments and Waivers	16
	(i) No Third-Party Beneficiaries	16
	(j) Severability	16
	(k) Expenses	16
	(l) Construction	16
	(m) Incorporation of Exhibits and Schedules	16
	(n) Compliance with Court Orders	16

ESCROW AGREEMENT
     This Agreement (as the same may be amended or modified from time to time and including any and all written instructions given to Escrow Agent (as defined below) pursuant hereto, this “Agreement”) is entered into effective as of ___, 2005 by and among (i) Alpha Natural Resources, LLC, a Delaware limited liability company, Alpha Natural Resources, Inc., a Delaware corporation, and Premium Energy, LLC, a Delaware limited liability company (together, the “Alpha Parties”), (ii) Mate Creek Energy of W. Va., Inc., a West Virginia corporation (“Mate Creek”), and Virginia Energy Company, a Virginia corporation (“Virginia Energy”), the unitholders of Powers Shop, LLC, a Virginia limited liability company (“Powers Shop”), certain of the unitholders (the “Majority Buchanan Unitholders”) of Buchanan Energy Company, LLC, a Virginia limited liability company, listed on the signature page of this Agreement and the shareholders of each of Premium Energy, Inc., a West Virginia corporation (“Premium Energy”), Twin Star Mining, Inc., a West Virginia corporation (“Twin Star”), Nicewonder Contracting, Inc., a West Virginia corporation, (“Nicewonder Contracting”) and White Flame Energy, Inc., a West Virginia Corporation (“White Flame”) and (iii) JPMorgan Chase Bank, N.A., a national association (“Escrow Agent”). Collectively, Mate Creek, Virginia Energy, the unit holders of Powers Shop, the Majority Buchanan Unitholders, and the shareholders of Premium Energy, Twin Star, Nicewonder Contracting and White Flame shall be referred to in this Agreement as the “Nicewonder Parties.” Collectively, the Alpha Parties and the Nicewonder Parties shall be referred to in this Agreement as the “Parties.” Capitalized terms used and not otherwise defined in this Agreement have the meanings given to such terms in the Indemnification Agreement dated September 23, 2005 by and among the Nicewonder Parties and the Alpha Parties (the “Indemnification Agreement”).
R E C I T A L S
     A. Various of the Alpha Parties and various of the Nicewonder Parties have entered into the Acquisition Agreements pursuant to which the Alpha Parties will acquire from the Nicewonder Parties certain of the assets and equity interests of the Nicewonder Parties.
     B. The Alpha Parties and the Nicewonder Parties have entered into the Indemnification Agreement, pursuant to which the Parties have provided for the terms upon which they will indemnify each other with respect to certain matters relating to the transactions contemplated by the Acquisition Agreements.
     C. Pursuant to Section 2.1 of the Indemnification Agreement, Alpha Natural Resources, Inc. (“Alpha Inc.”) is required to deposit ___validly issued, fully paid and non-assessable shares of Common Stock, $0.01 par value, of Alpha Inc. (“Alpha Shares”) into escrow at the Closing on the terms and subject to the conditions of this Agreement to satisfy certain indemnification and other obligations of the Nicewonder Parties arising under the Indemnification Agreement.

     D. The Alpha Parties and the Nicewonder Parties have requested Escrow Agent to act in the capacity of escrow agent under this Agreement, and Escrow Agent, subject to the terms and conditions of this Agreement, has agreed so to do.
     Now, therefore, in consideration of the premises and the mutual promises made in this Agreement, and in consideration of the representations, warranties, and covenants contained in this Agreement, the Parties agree as follows:
§1. Appointment of Escrow Agent.
     Each Party hereby appoints Escrow Agent as the escrow agent under this Agreement and Escrow Agent hereby accepts such appointment, on the terms and subject to the conditions set forth in this Agreement.
§2. Deposit.
     Simultaneously with the execution of this Agreement and in accordance with Section 2.1 of the Indemnification Agreement, at the direction of the Nicewonder Parties, the Alpha Parties have deposited with Escrow Agent ___validly issued, fully paid and non-assessable shares of Common Stock, $0.01 par value, of Alpha Inc. (the “Original Share Deposit”). Upon receipt of the Original Share Deposit, Escrow Agent will acknowledge receipt and agrees to receive, hold in escrow, invest and reinvest the Escrow Amount, as defined below, in a separate escrow account (the “Escrow Account”) in accordance with the terms of this Agreement. Escrow Agent will acknowledge receipt, and agrees to receive, hold in escrow, invest and reinvest any Cash Deposit (as defined below) received by the Escrow Agent in accordance with the terms of this Agreement and such Cash Deposit, if any, shall be held in the Escrow Account. All cash and stock dividends on the Original Share Deposit (“Dividends”) and all interest and other earnings on the Cash Deposit, if any (“Interest”) shall become a part of the Escrow Amount and shall be held by the Escrow Agent on the terms and subject to the conditions of this Agreement; provided that such Interest (but not the Cash Deposit) shall be distributed to the Nicewonder Parties, at such time, and from time to time, as Sellers Representative shall request in writing. The Original Share Deposit, any Cash Deposit, Dividends and Interest shall be collectively referred to in this Agreement as the “Escrow Amount”.
§3. Investment of the Escrow Amount.
     During the term of this Agreement, that portion of the Escrow Amount represented by Alpha Shares shall be held in the Escrow Account with JPMorgan Chase Bank, N.A., and such Alpha Shares shall not be sold, transferred, pledged or otherwise disposed of unless Escrow Agent is otherwise instructed in writing by the Alpha Parties and Nicewonder Parties; provided, however, that any Cash Deposit or other cash held in the Escrow Amount shall be held in an interest bearing account with JPMorgan Chase Bank, N.A. (“JPMorgan Money Market Account”), unless otherwise instructed in writing by the Alpha Parties and Nicewonder Parties. Such written instructions, if any, referred to in the foregoing sentence shall specify the type and identity of the investments to be purchased and/or sold, any particular settlement procedures required, if any (which settlement procedures shall be consistent with industry standards and practices), and such other information as Escrow Agent may require. Escrow Agent shall not be liable for failure to invest or reinvest funds absent sufficient written direction. Escrow Agent may use a broker-dealer of its own selection, including a broker-dealer owned by or affiliated with Escrow Agent or any of its affiliates. Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed under this Agreement. It is expressly agreed and understood by the Parties that Escrow Agent shall not in any way whatsoever be liable (except, subject to §9 of this Agreement, for its own gross negligence, willful misconduct or bad faith) for any diminution or losses on any investments or reinvestments, including losses from market risks due to premature liquidation or resulting from other actions taken pursuant to this Agreement.
§4. Deposits and Disbursements.
     (a) Claims for Indemnification.
          (i) Written Claim. At any time and from time to time prior to 5:00 p.m. Eastern Time on ___, 2007, the Alpha Parties may in good faith give a written Claim for Indemnification to the Nicewonder Parties and to Escrow Agent. The Claim for Indemnification must assert a claim under Section 5.2(a) or Section 5.2(b) of the Indemnification Agreement and provide a general description of the Adverse Consequences that the Indemnified Party may suffer, with an estimate of the extent of the dollar amount of Adverse Consequences, but only if such information can reasonably be determined at the time notice is given.
          (ii) Counternotice; Notice Certification. If, prior to 5:00 p.m., Denver Time, 15 Business Days following receipt by the Nicewonder Parties and Escrow Agent of the Claim for Indemnification (such 15 Business Day period, the “Claim Period”), the Nicewonder Parties give written notice to the Alpha Parties and Escrow Agent disputing such Claim for Indemnification (a “Counternotice”), the Escrow Amount shall be distributed as provided in §4(a)(iii) and §4(a)(iv) of this Agreement. If no such Counternotice is given to the Alpha Parties and Escrow Agent within the Claim Period and Alpha Inc. has given Escrow Agent a certification in the form of Exhibit A attached to this Agreement, signed by Alpha Inc., and certifying that the Claim for Indemnification was timely and properly given to the Nicewonder Parties (“Notice Certification”), then, within ten Business Days after the expiration of the Claim Period, Escrow Agent shall pay to Alpha Inc. the amount set forth in such Claim for Indemnification by returning to Alpha Inc. a whole number of Alpha Shares (rounded up or down to the nearest whole Alpha Share) out of the Escrow Amount, which when multiplied by the Closing Price (as defined below) as of the final day of such Claim Period, equals the amount of such Claim for Indemnification.
          For purposes of this Agreement:
          (A) “Closing Price” means the Weighted Average Daily Trading Price of Alpha Shares on the principal exchange or automated quotation system on which

Alpha Shares are listed during the 20 days on which Alpha Shares are traded prior to the date of the determination in question; and
          (B) “Weighted Average Daily Trading Price” for a stated number of trading days shall mean the product of (x) the average of the high and low sales prices for each of such days times (y) the number of shares traded on each such day, all as would be reported in the official compilation of trading information on the principal exchange or automated quotation system on which Alpha Shares are listed, divided by (z) the total number of shares traded during all such days, as reported in the official compilation of trading information on the principal exchange or automated quotation system on which Alpha Shares are listed.
          (iii) Payment of Undisputed Portions. If within the Claim Period, the Nicewonder Parties give a Counternotice that also provides that portions of the Claim for Indemnification are not disputed (“Undisputed Portions”), then, within ten Business Days after the date of such Counternotice, Escrow Agent shall pay to Alpha Inc. the Undisputed Portions by returning to Alpha Inc. a whole number of Alpha Shares (rounded up or down to the nearest whole Alpha Share) out of the Escrow Amount, which when multiplied by the Closing Price as of the date of such Counternotice, equals the amount of such Undisputed Portions.
          (iv) Disputes. If a Counternotice is properly given with respect to a Claim for Indemnification within the Claim Period, subject to §4(a)(iii) of this Agreement with respect to Undisputed Portions, Escrow Agent shall refuse to comply with any demands made upon it with respect to the underlying Claim for Indemnification until it receives joint written instructions of the Alpha Parties and the Nicewonder Parties pursuant to Section 5.8 of the Indemnification Agreement in the form of Exhibit B attached to this Agreement, signed by Alpha Inc. on behalf of the Alpha Parties and the Sellers Representative on behalf of the Nicewonder Parties, instructing Escrow Agent to pay Alpha Inc. the amount of such Claim for Indemnification as determined by a Final Determination by returning to Alpha Inc. a whole number of Alpha Shares (rounded up or down to the nearest whole Alpha Share) out of the Escrow Amount, which when multiplied by the Closing Price as of the date of such Final Determination, equals the amount of such Claim for Indemnification as determined by such Final Determination. In making such payment, Escrow Agent shall not incur any liability to any Party. Escrow Agent may rely and continue to rely conclusively upon such written instructions.
     (b) Amendments. Within the Claim Period, the Alpha Parties may amend any Claim for Indemnification and the Nicewonder Parties may amend any Counternotice, in each case by giving written notice to the other Party and Escrow Agent.
     (c) Notices.
          (i) Authorized Signers. All notices by either the Alpha Parties or the Nicewonder Parties will be signed by an authorized signer, as shown on Exhibit C to this Agreement.

          (ii) Sellers Representative. Each Nicewonder Party has constituted and appointed David Lester (“Sellers Representative”) as its authorized signer and true and lawful attorney-in-fact to act for and on behalf of such Nicewonder Party in all matters relating to or arising out of the Indemnification Agreement and this Agreement, including specifically, but without limitation, receiving all demands and notices on or with respect to the Nicewonder Parties under this Agreement, taking any action or refraining from taking any action as he may deem appropriate and executing and delivering all instruments and documents of every kind incident to or otherwise relating to this Agreement, such Nicewonder Party agreeing to be fully bound by the acts, decisions and agreements of Sellers Representative taken and done pursuant to the authority granted in this Agreement and the Nicewonder Parties hereby confirm all that Sellers Representative shall do or cause to be done by virtue of his appointment as Sellers Representative. The Nicewonder Parties may designate a successor Sellers Representative to discharge the duties outlined above by delivery to the Alpha Parties and the Escrow Agent of written notice in the manner set forth in §15(e) of this Agreement (either signed by the then acting Sellers Representative or Don Nicewonder) naming such successor Sellers Representative. Each such successor Sellers Representative will have all the power, authority, rights and privileges hereby conferred upon the original Sellers Representative, and the term “Sellers Representative” as used in this Agreement shall be deemed to include such successor Sellers Representative.
     (d) Blank Stock Powers; Transfer Agent. Escrow Agent acknowledges receipt of five stock powers duly executed in blank from each record holder of the Alpha Shares deposited into the Escrow Account. Escrow Agent is authorized to use such blank stock powers to facilitate all disbursements of the Escrow Amount pursuant to the terms of this Agreement. Alpha Inc. shall provide all reasonable assistance to the Escrow Agent to complete such disbursements, including furnishing Alpha Inc.’s transfer agent with all transfer opinions and other documents necessary to effect such disbursements.
     (e) Disbursements to the Nicewonder Parties. Any disbursement made to the Nicewonder Parties from the Escrow Account pursuant to this Agreement shall be paid to each Nicewonder Party in accordance with the written instructions provided by Sellers Representative to the Escrow Agent.
     (f) Confirmation. Receipt, investment and reinvestment of the Escrow Account shall be confirmed by Escrow Agent as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by the Parties to Escrow Agent within 30 calendar days after receipt thereof. Failure to inform Escrow Agent in writing of any discrepancies in any such account statement within said 30-day period shall conclusively be deemed confirmation of such account statement in its entirety.
     (g) Substitution.
          (i) Cash Deposit. Pursuant to the terms of this §4(g), the Nicewonder Parties may substitute cash (the “Cash Deposit”) for Alpha Shares held in the Escrow Account. The Nicewonder Parties shall deliver such Cash Deposit by wire transfer to an account designated by

Escrow Agent. Escrow Agent will hold the Cash Deposit in the Escrow Account upon receipt by Escrow Agent of joint written instructions from the Alpha Parties and the Nicewonder Parties (signed by Alpha Inc. on behalf of the Alpha Parties and the Sellers Representative on behalf of the Nicewonder Parties) directing Escrow Agent to (A) hold the Cash Deposit in the Escrow Account pursuant to the terms of this Agreement and (B) disburse a specified portion of the Alpha Shares from the Escrow Account to the Nicewonder Parties. The number of Alpha Shares to be disbursed by Escrow Agent upon such Cash Deposit shall equal that whole number of Alpha Shares (rounded up or down to the nearest whole Alpha Share), which when multiplied by the Closing Price as of the date of receipt of such joint written instructions, equals the amount of such Cash Deposit.
          (ii) Form of Disbursement. Except as provided in §5(a) of this Agreement, if cash is held in the Escrow Account, a Party entitled to a disbursement may elect to receive the disbursement either in the form of (x) Alpha Shares (valued in the manner set forth in the applicable section of this Agreement) or (y) cash equal to the number of Alpha Shares required to be disbursed multiplied by the Closing Price as of the applicable date of determination, assuming in either case that there are sufficient Alpha Shares or cash in the Escrow Account to facilitate such request. If cash is disbursed from the Escrow Account with respect to a Claim for Indemnification of an Alpha Party, such cash shall be disbursed to the Alpha Party suffering such Adverse Consequences as may be specified by the Alpha Parties in writing to the Escrow Agent.
§5. Automatic Release.
     (a) Scheduled Release. Subject to the provisions of this §5:
     (i) on ___, 2007 [15 months after Closing Date], Escrow Agent shall disburse to the Nicewonder Parties out of the Escrow Amount (A) 1/3 of the difference between the Original Share Deposit and any Alpha Shares disbursed pursuant to §4(g) plus (B) 1/3 of the total Cash Deposits, if any; and
     (ii) on ___, 2007 [18 months after Closing Date], Escrow Agent shall disburse to the Nicewonder Parties out of the Escrow Amount an additional (A) 1/3 of the difference between the Original Share Deposit and any Alpha Shares disbursed pursuant to §4(g) plus (B) 1/3 of the total Cash Deposits, if any (each of clause (i) and (ii), a “Scheduled Release Date”);
     provided, however, that in no event shall Escrow Agent disburse any Alpha Shares or Cash Deposit out of the Escrow Amount on a Scheduled Release Date unless Escrow Agent has, prior to the Scheduled Release Date, received joint written instructions of the Alpha Parties and the Nicewonder Parties in the form of Exhibit D attached to this Agreement (signed by Alpha Inc. and the Sellers Representative on behalf of the Nicewonder Parties), certifying that each of the matters described in Section 5.2(b)(vi), (vii) and (viii) of the Indemnification Agreement has been resolved to the satisfaction of the Alpha Parties (the “Release Instructions”). If the Escrow Agent does not receive the Release Instructions until after a Scheduled Release Date has occurred, the Escrow Agent shall disburse from the Escrow Amount (within 3 Business Days after receipt of the Release Instructions) that number of Alpha Shares and Cash Deposit, if any, that would have been released on any prior Scheduled Release Date.
     (b) Pending Disputes. Notwithstanding anything in §5(a) to the contrary, if the Escrow Agent has received the Release Instructions and any Claims for Indemnification are pending as of any Scheduled Release Date, then (i) the number of Alpha Shares and Cash Deposit, if any, scheduled to be disbursed to the Nicewonder Parties under §5(a) shall be reduced (in the proportion that each bears to the total Escrow Amount) by an amount necessary to retain in the Escrow Account a whole number of Alpha Shares (rounded up or down to the nearest whole Alpha Share), which when multiplied by the Closing Price as of the Scheduled Release Date, and added to the remaining Cash Deposit, if any, equals the amount of such pending Claims for Indemnification; (ii) the remaining balance of the Alpha Shares and Cash Deposit, if any, scheduled to be disbursed to the Nicewonder Parties after such retention, if any, will be so disbursed by Escrow Agent (pursuant to joint written instructions in the form of Exhibit B attached to this Agreement); and (iii) as each such Claim for Indemnification is resolved by a Final Determination, any amount of Alpha Shares and Cash Deposit, if any, scheduled to be disbursed that was retained in the Escrow Account with respect to such Claim for Indemnification shall, after such resolution, be disbursed by Escrow Agent to the Nicewonder Parties, after any disbursement to the Alpha Parties resulting from the Final Determination (pursuant to joint written instructions in the form of Exhibit B attached to this Agreement). The Alpha Parties and the Nicewonder Parties shall furnish to Escrow Agent the joint written instructions required by this §5 within five Business Days of the date of such Final Determination and Escrow Agent shall disburse any amounts required under this §5 within five Business Days of receipt of such joint written instructions.
     (c) Termination. Notwithstanding anything in this §5 to the contrary, on the Termination Date (as defined below), all further disbursements out of the Escrow Amount shall be determined in accordance with §6 below.
§6. Termination of Escrow.
     On ___, 2007 (the “Termination Date”), Escrow Agent shall distribute all of the remaining Escrow Amount to the Nicewonder Parties, unless any Claims for Indemnification are then pending, in which case (i) there shall be retained in the Escrow Account (in the proportion that each form of Escrow Amount bears to the total Escrow Amount) a whole number of Alpha Shares (rounded up or down to the nearest whole Alpha Share), which when multiplied by the Closing Price as of the Termination Date, and added to the remaining Cash Deposit, if any, equals the amount of such pending Claims for Indemnification; (ii) the remaining balance of the Escrow Amount after such retention will be so disbursed by Escrow Agent to the Nicewonder Parties (pursuant to joint written instructions in the form of Exhibit B attached to this Agreement, signed by Alpha Inc. and the Sellers Representative on behalf of the Nicewonder Parties); and (iii) as each such Claim for Indemnification is resolved by a Final Determination, any amount retained with respect thereto that remains in the Escrow Account after such resolution will be disbursed by Escrow Agent to the Nicewonder Parties, after any disbursement to the Alpha Parties resulting from the Final Determination (pursuant to joint written instructions in the form of Exhibit B attached to this Agreement, signed by Alpha Inc. and the Sellers Representative on behalf of the Nicewonder Parties). The Alpha Parties and the Nicewonder Parties shall furnish to Escrow Agent the joint written instructions required by this §6 within five Business Days of the date of such Final Determination and Escrow Agent shall disburse any amounts required under this §6 within five Business Days of receipt of such joint written instructions. This Agreement shall in any event terminate on the complete disbursement of the Escrow Amount, provided that the provisions of §7, §10 and §11 shall survive the termination of this Agreement.
§7. Account Opening Information/Tax Matters.
     (a) Account Opening.
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT
For accounts opened in the US:
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, the Escrow Agent will ask for information that will allow us to identify relevant parties.
For non-US accounts:
To help in the fight against the funding of terrorism and money laundering activities we are required along with all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When you open an account, the Escrow Agent will ask for information that will allow us to identify you.
     (b) Withholding. Any payments of income from the Escrow Amount shall be subject to withholding regulations then in force with respect to United States taxes. The Parties each represent that its correct Taxpayer Identification Number (“TIN”) assigned by the Internal Revenue Service (“IRS”) or any other taxing authority is set forth on the signature page of this Agreement.
     (c) Responsibility. In addition, Escrow Agent shall withhold any taxes it deems appropriate and shall remit such taxes to the appropriate authorities. Any tax returns or reports required to be prepared and filed on behalf of or by the Escrow Amount will be prepared and filed by the Alpha Parties or the Nicewonder Parties, as applicable, and the Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return with respect to income earned by the Escrow Amount, if any. In addition, any tax or other payments required to be made pursuant to such tax return or filing will be paid by the Alpha Parties or the Nicewonder Parties, as appropriate. Escrow Agent shall have no responsibility for such payment unless directed to do so by the appropriate authorized Party.
     (d) Taxable Distributions. The Nicewonder Parties and the Alpha Parties agrees that, for purposes of federal and other taxes based on income, the Nicewonder Parties will be treated as the owners of the Escrow Amount, and that the Nicewonder Parties will be responsible for reporting all income, if any, that is earned on, or derived from, its portion of such Escrow Amount, in the taxable year or years in which such income is properly includible and shall pay any taxes attributable thereto (with such tax liability allocated to each Nicewonder Party as the Nicewonder Parties may determine). The Alpha Parties and the Nicewonder Parties agree not to take any position for tax purposes that is inconsistent with the provisions of this §7(d).
§8. Scope of Undertaking.
     Escrow Agent’s duties and responsibilities in connection with this Agreement shall be purely ministerial and shall be limited to those expressly set forth in this Agreement. Escrow Agent is not a principal, participant or beneficiary in any transaction underlying this Agreement and shall have no duty to inquire beyond the terms and provisions of this Agreement. Escrow Agent is not required to be familiar with the provisions of any other instrument or agreement, including the Indemnification Agreement and the Acquisition Agreements, and shall not be charged with any responsibility or liability in connection with the observance or non-observance, by any person, of the provisions of any other such instrument or agreement, including the Indemnification Agreement and the Acquisition Agreements. Escrow Agent shall have no responsibility or obligation of any kind in connection with this Agreement or the Escrow Amount other than as provided in this Agreement. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the Parties that Escrow Agent shall not be required to exercise any discretion under this Agreement and, other than pursuant to §3, shall have no investment or management responsibility and, accordingly, shall have no duty to, or liability for its failure to, provide investment recommendations or investment advice to any Party. Escrow Agent shall not be liable for any error in judgment, any act or omission, any mistake of law or fact, or for anything it may do or refrain from doing in connection with this Agreement (except for, subject to §9, its own willful misconduct, gross negligence or bad faith). It is the intention of the Parties that Escrow Agent shall never be required to use, advance or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers under this Agreement.
§9. Reliance; Liability.
     Escrow Agent may rely on, and shall not be liable for acting or refraining from acting in accordance with, any written notice, instruction or request or other paper furnished to it in the form required by this Agreement and believed by it to have been signed or presented by the proper Party or Parties. Escrow Agent shall be responsible for holding, investing, reinvesting and disbursing the Escrow Amount pursuant to this Agreement; provided, however, anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action and provided, further, that Escrow Agent shall have no liability for any loss arising from any cause beyond its control, including the following: (a) acts of God, force majeure, including war (whether or not declared or existing), revolution, insurrection, riot, civil commotion, accident, fire, explosion, stoppage of labor, strikes and other differences with employees; (b) the act, failure or neglect of any Party (other than Escrow Agent); (c) any delay, error, omission or default of any mail, courier, telegraph, cable or wireless agency or operator; or (d) the acts or edicts of any Governmental Authorities. Escrow Agent is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of this Agreement or any part of this Agreement or for the transaction or transactions requiring or underlying the execution of this Agreement, the form or execution of this Agreement or for the identity or authority of any person executing this Agreement or any part of this Agreement or depositing the Escrow Amount. Escrow Agent shall have a lien, which shall be paramount and prior in right of all other persons, upon all monies and other property that shall have been received by it under this Agreement, to secure the payment to it of fees and expenses due to Escrow Agent pursuant to this Agreement.
§10. Indemnification.
     The Nicewonder Parties collectively, on the one hand, and the Alpha Parties collectively, on the other hand, hereby indemnify Escrow Agent, its officers, directors, partners, employees and agents (each herein called an “Indemnified Party”) against, and hold each Indemnified Party harmless from 50% of any and all expenses, including reasonable attorneys’ fees and court costs, losses, costs, damages and claims, including costs of investigation, litigation and arbitration, tax liability and loss on investments suffered or incurred by any Indemnified Party in connection with or arising from or out of this Agreement (except, subject to §9, such acts or omissions as may result from the willful misconduct, gross negligence or bad faith of an Indemnified Party), and such indemnification shall survive the termination of this Agreement.
§11. Compensation and Reimbursement of Expenses.
     The Alpha Parties and the Nicewonder Parties hereby agree to pay Escrow Agent for its services under this Agreement in accordance with Escrow Agent’s fee schedule attached as Schedule I as in effect from time to time and to pay all reasonable expenses incurred by Escrow Agent in connection with the performance of its duties and enforcement of its rights under this Agreement and otherwise in connection with the preparation, operation, administration and enforcement of this Agreement, including reasonable attorneys’ fees, brokerage costs and related expenses incurred by Escrow Agent. Any such compensation and reimbursement to which Escrow Agent is entitled shall be borne 50% by the Alpha Parties and 50% by the Nicewonder Parties (allocated to each Nicewonder Party as the Nicewonder Parties may determine). In the event such Parties for any reason fail to pay any such fees and expenses as and when the same are due, such unpaid fees and expenses shall be charged to and set-off and paid from the Escrow Amount by Escrow Agent without any further notice; provided that the Alpha Parties or the Nicewonder Parties, as the case may be, shall be entitled to immediate reimbursement from the other Parties for such fees and expenses as are not paid by such other Parties and are set-off and paid from the Escrow Amount.
§12. Wire Transfers.

     In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule II to this Agreement, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule II, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of the Parties’ executive officers, (“Executive Officers”), which shall include the titles of President, Executive Vice President and Vice President, as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such Executive Officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Alpha Parties or the Nicewonder Parties to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the Escrow Amount for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties to this Agreement acknowledge that these security procedures are commercially reasonable.
§13. Consultation with Legal Counsel.
     Escrow Agent may consult with its counsel or other counsel satisfactory to it concerning any question relating to its duties or responsibilities under or otherwise in connection with this Agreement and shall not be liable for any action taken, suffered or omitted by it in good faith upon the advice of such counsel (except, subject to §9, for its own gross negligence, willful misconduct or bad faith).
§14. Resignation; Removal.
          (a) Resignation. Escrow Agent (and any successor escrow agent) may at any time resign as such by delivering the Escrow Amount to any successor escrow agent jointly designated in writing by the Parties other than the Escrow Agent, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of Escrow Agent will take effect on the earlier of the appointment of a successor (including a court of competent jurisdiction) or the day which is 30 days after the date of delivery of its written notice of resignation to the other Parties. If at that time Escrow Agent has not received a designation of a successor escrow agent, Escrow Agent’s sole responsibility after that time shall be to retain and safeguard the Escrow Amount until receipt of a designation of successor escrow agent, a joint written disposition instruction by the Alpha Parties and the Nicewonder Parties, or termination of this Agreement as provided.
     (b) Removal. The Nicewonder Parties and the Alpha Parties may jointly remove the Escrow Agent and terminate this Agreement upon ten days prior notice. Upon such removal and termination, the Escrow Amount (including any interest or other earnings thereon) shall be transferred in accordance with the joint written instructions of the Nicewonder Parties and the Alpha Parties.
§15. General.
     (a) Entire Agreement. This Agreement constitutes the entire agreement among the Parties and Escrow Agent and supersedes any prior understandings, agreements, or representations by or among the Parties and Escrow Agent, written or oral, to the extent they relate in any way to the subject matter of this Agreement.
     (b) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and Escrow Agent named in this Agreement and their respective successors and permitted assigns. No Party and Escrow Agent may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Parties and Escrow Agent; provided, however, that the Alpha Parties may (i) assign any or all of its rights and interests under this Agreement to one or more of their Affiliates, (ii) assign, pledge or mortgage all of its rights and interests under this Agreement to any provider of financing, and any trustee or agent acting on their behalf, as security for the Alpha Parties’ or their Affiliates’ obligations under all documents and instruments evidencing, guaranteeing or executed by them in connection with any such financing and (iii) designate one or more of their Affiliates to perform their obligations under this Agreement (in any or all of which cases the Alpha Parties nonetheless shall remain responsible for the performance of all of its obligations under this Agreement). A material change in the ownership of (a) Alpha Natural Resources, Inc. (other than as the result of trading of its common stock on the New York Stock Exchange, Inc. or an underwritten offering of its common stock) or (b) an Affiliate of the Alpha Parties designated to perform the Alpha Parties’ obligations under this Agreement or hold any portion of the Business (other than the transfer to a direct or indirect wholly owned Subsidiary of Alpha Natural Resources, LLC) shall be deemed an assignment for purposes of this Agreement. A reference to any Party to this Agreement or another agreement or document or the Escrow Agent includes the Party’s (or the Escrow Agent’s) successors and assigns.
     (c) Counterparts. This Agreement and any certificate, instructions, instrument, agreement or other document required to be provided under this Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     (d) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     (e) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given when (i) delivered by hand (with written confirmation of receipt) or by facsimile transmission (with confirmation received by the sender), (ii) two Business Days (as defined below) after sent by registered or certified mail, return receipt requested, postage prepaid, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below:
If to Nicewonder Parties:
Don Nicewonder
148 Bristol East Road
Bristol, VA 24201
Attention: Don Nicewonder
Facsimile: (276) 466-6139
With a copy to:
David Lester
148 Bristol East Road
Bristol, VA 24201
Attention: David Lester
Facsimile: (276) 466-6139
With a copy to:
Jones & Associates
P.O. Box 1989
Charleston, West Virginia 25327
Attention: E. Forrest Jones, Jr., Esq.
Facsimile No.: (304) 345-2456
If to the Alpha Parties:
Alpha Natural Resources, LLC
406 West Main Street
Abingdon, Virginia 24210
Attention: Kevin S. Crutchfield
Facsimile: (276) 628-2951
With copies to:
Alpha Natural Resources, LLC
406 West Main Street
Abingdon, Virginia 24210
Attention: Vaughn R. Groves, Esq.
Facsimile: (276) 628-2951
Bartlit Beck Herman Palenchar & Scott LLP
1899 Wynkoop Street, Suite 800

Denver, Colorado 80202
Attention: James L. Palenchar, Esq.
Facsimile: (303) 592-3140
If to Escrow Agent:
JPMorgan Chase Bank, N.A.
600 Travis Street, 53rd Floor
Houston, Texas 77002
Attention: Luis Bustamante
Facsimile: (713) 216-6927
Any Party or the Escrow Agent may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party or the Escrow Agent may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties and Escrow Agent notice in the manner set forth in this Agreement. “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.
     (f) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the [Commonwealth of Virginia] without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the [Commonwealth of Virginia].
     (g) Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement (a “Dispute”) shall be settled by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) except as otherwise provided in this §15(g). Any such Dispute shall be arbitrated on an individual basis, and shall not be consolidated in any arbitration with any dispute, claim or controversy of any other party. The arbitration shall be conducted in Abingdon, Virginia, and any court having jurisdiction thereof may immediately issue judgment on the arbitration award. All costs of the Dispute resolution process contemplated by this §15(g) (including, without limitation, the fees arbitrator, but exclusive of attorneys’ fees) shall be borne by the Person who is the least successful in such process, which shall be determined by comparing (x) the position asserted by each Person on all disputed matters taken together to (y) the final decision of the arbitrator on all disputed matters taken together. The Parties and Escrow Agent agree that the arbitration provided for in this §15(g) shall be the exclusive means to resolve all Disputes.

     (h) Amendments and Waivers. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of Escrow Agent, the Alpha Parties and the Sellers Representative. No waiver by any Party or Escrow Agent of any provision of this Agreement of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party or Escrow Agent making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     (i) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, Escrow Agent and their respective successors and permitted assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and Escrow Agent, their respective successors in interest and assignees and no third party shall have any interest in the Escrow Amount.
     (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     (k) Expenses. Except as otherwise provided in this Agreement, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement.
     (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and Escrow Agent and no presumption or burden of proof shall arise favoring or disfavoring any Party and Escrow Agent by virtue of the authorship of any of the provisions of this Agreement. All references in this Agreement to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections, or subdivisions of another document or instrument. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means including without limitation.
     (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated in this Agreement by reference and made a part of this Agreement.
     (n) Compliance with Court Orders. In the event that any portion of the Escrow Amount shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow

Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date first above written.

Tax Certification:  Taxpayer ID#:
Customer is a (check one):
___ Corporation            ___ Municipality       ___ Partnership      ___ Non-profit or Charitable Org
___ Individual            ___ REMIC                                ___ Trust                               ___ Other _________________
Under the penalties of perjury, the undersigned certifies that:
(1)	the entity is organized under the laws of the United States
(2)	the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it); and
(3)	it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding.
(If the entity is subject to backup withholding, cross out the words after the (3) above.)
Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.
Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding .
[Each Party will need to complete this certification on a separate signature page]

NICEWONDER PARTIES:

MATE CREEK ENERGY OF W. VA., INC.

By:

Title:

VIRGINIA ENERGY COMPANY

By:

Title:

Kenneth Donald “Don” Nicewonder

Kenneth R. Nicewonder

John Kevin Nicewonder

Kim Nicewonder Johnson

David Lester

David Fletcher

Majority Buchanan Unitholders:

J.D. Nicewonder

Paul Chaney

E.H. Lester

E. H. Lester Charitable Income Trust II

By:

Title:

Tri-Cities Investments, a Virginia general partnership

By:	Tri-Cities Investments, Inc., its general partner

By:

Title:	President

F.D. Robertson

ALPHA PARTIES:

ALPHA NATURAL RESOURCES, LLC

By:

Title:

ALPHA NATURAL RESOURCES, INC.

By:

Title:

PREMIUM ENERGY, LLC

By:

Title:

ESCROW AGENT:

JPMORGAN CHASE BANK, N.A.

By:

Title:

Schedule I
Escrow Agent Fees

Schedule II
Telephone Number(s) for Call-backs and Person(s)
Designated to Confirm Funds Transfer Instructions
(Need at least two individuals for each Party.)
If to the Alpha Parties:

Name	Telephone Number
1.
2.
If to the Nicewonder Parties:

Name	Telephone Number
1.David Lester, as Sellers Representative	(276)669-6476

2.Kenneth Donald “Don” Nicewonder	(276)669-6476
Telephone call-backs shall be made to either Alpha Parties or Nicewonder Parties if joint instructions are required pursuant to the Agreement.

EXHIBIT A
CERTIFICATE OF THE ALPHA PARTIES
     The following certificate is delivered pursuant to §4(a)(ii) of that certain Escrow Agreement made and entered into                     , 2005 by and among Alpha Natural Resources, LLC, Alpha Natural Resources, Inc., Premium Energy, LLC, Mate Creek Energy of W. Va., Inc., Virginia Energy Company, the unitholders of Powers Shop, LLC, certain unitholders of Buchanan Energy Company, LLC, the shareholders of each of Premium Energy, Inc., Twin Star Mining, Inc., Nicewonder Contracting, Inc. and White Flame Energy, Inc., and JPMorgan Chase Bank, N.A., (the “Escrow Agreement”). Capitalized terms not otherwise defined in this certificate have the meanings given to such terms in the Escrow Agreement.
     Alpha Inc. hereby certifies that the Alpha Parties have properly and timely given a Claim for Indemnification to the Nicewonder Parties specifying in reasonable detail the nature and dollar amount of a Claim for Indemnification under [Section 5.2(a)/Section 5.2(b)] of the Indemnification Agreement and no Counternotice has been given to the Alpha Parties and Escrow Agent during the Claim Period.
Dated this                      day of                     , 200_

ALPHA NATURAL RESOURCES, INC.

By:

Title:

EXHIBIT B
JOINT WRITTEN INSTRUCTIONS
REGARDING FINAL DETERMINATION/RELEASE FROM ESCROW ACCOUNT
     The following joint written instructions are delivered pursuant to [§4(a)(iv)][§5][§6] of that certain Escrow Agreement made and entered into                     , 2005 by and among Alpha Natural Resources, LLC, Alpha Natural Resources, Inc., Premium Energy, LLC, Mate Creek Energy of W. Va., Inc., Virginia Energy Company, the unitholders of Powers Shop, LLC, certain unitholders of Buchanan Energy Company, LLC, the shareholders of each of Premium Energy, Inc., Twin Star Mining, Inc., Nicewonder Contracting, Inc. and White Flame Energy, Inc., and JPMorgan Chase Bank, N.A., (the “Escrow Agreement”). Capitalized terms not otherwise defined in these joint written instructions have the meanings given to such terms in the Escrow Agreement.
     The Sellers Representative and Alpha Inc. hereby certify that a Final Determination of the Claim for Indemnification described on Annex 1 to these joint written instructions has been reached. The Sellers Representative and Alpha Inc. hereby instruct Escrow Agent to pay Alpha Inc. the amount of                      Alpha Shares [and $                     in cash] from the Escrow Account, which is the amount of such Claim for Indemnification as determined by the Final Determination. [The Sellers Representative and Alpha Inc. further instruct Escrow Agent to release to the Nicewonder Parties the amount of                      Alpha Shares and $                     in cash from the Escrow Account pursuant to [§5][§6] of the Agreement.]
Dated this _______ day of _______, 200_

SELLERS REPRESENTATIVE:

David Lester

ALPHA NATURAL RESOURCES, INC.

By:

Title:

Exhibit C
AUTHORIZED SIGNERS LIST
The Nicewonder Parties:

Name	Signature
1. David Lester
as Sellers Representative

2. Kenneth Donald “Don” Nicewonder
The Alpha Parties:

Name	Signature
1.

2.

3.

EXHIBIT D
JOINT WRITTEN INSTRUCTIONS
REGARDING SCHEDULED RELEASES
     The following joint written instructions are delivered pursuant to §5 of that certain Escrow Agreement made and entered into                     , 2005 by and among Alpha Natural Resources, LLC, Alpha Natural Resources, Inc., Premium Energy, LLC, Mate Creek Energy of W. Va., Inc., Virginia Energy Company, the unitholders of Powers Shop, LLC, certain unitholders of Buchanan Energy Company, LLC, the shareholders of each of Premium Energy, Inc., Twin Star Mining, Inc., Nicewonder Contracting, Inc. and White Flame Energy, Inc., and JPMorgan Chase Bank, N.A., (the “Escrow Agreement”). Capitalized terms not otherwise defined in these joint written instructions have the meanings given to such terms in the Escrow Agreement.
     The Sellers Representative and Alpha Inc. hereby certify that each of the matters described in Section 5.2(b)(vi), (vii) and (viii) of the Indemnification Agreement has been resolved to the satisfaction of the Alpha Parties. The Sellers Representative and Alpha Inc. hereby instruct the Escrow Agent to release to the Nicewonder Parties the amount of                      Alpha Shares and $                     in cash from the Escrow Account on                     , 2007.
Dated this                      day of                     , 200_

SELLERS REPRESENTATIVE:

David Lester

ALPHA NATURAL RESOURCES, INC.

By:

Title:

27